                                         Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 3 Dated October 26, 1999   (To Prospectus
dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $300,000,000

Price to Public:    100%                Proceeds to HFC:  100%

Issue  Date:  October  28, 1999    Stated Maturity: November 1, 2000

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on October 26, 1999

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .05%  (+ 05 basis points)

Interest Payment Dates: On the 28th of January, April, and July of each year, commencing January 28, 2000, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:    Not Applicable.

Agent's Discount or Commission:    Not Applicable